Exhibit 10.41
December 5, 2024
(Amended January 3, 2025)
Michael M. Thomson

Dear Mike,
CONGRATULATIONS!

Unisys Corporation (“Unisys”) is pleased to offer you promotion to Chief Executive Officer and President. Upon your acceptance of this offer, you will serve as Chief Executive Officer and President of Unisys, effective April 1, 2025 (the “Effective Date”), and report to the Unisys Board of Directors (the “Board”). On and following the Effective Date, you will be entitled to a bi-weekly salary of $30,601.09, which is equivalent to an $800,000 annual salary.

On and following the Effective Date, your target incentive under our 2025 Executive Variable Compensation Plan ("2025 EVC") will be increased to 120% of your earned base salary for the year. To the extent permitted by applicable law, you must continue to be actively employed on a full-time basis through the 2025 EVC payout date to be eligible to receive an award. Incentive payouts and participation in the years after 2025 will be determined in accordance with the terms of the executive variable compensation plan then in effect or any other incentive plan for which you may be eligible.

Subject to approval by the Board and the Compensation and Human Resources Committee (the “CHRC”), you will receive a $3,881,250 long-term incentive (LTI) target award under the 2024 Unisys Corporation Long-Term Incentive and Equity Compensation Plan at the next annual grant cycle in February 2025. Vesting occurs pursuant to the terms provided in your respective grant agreement(s) provided you remain an active employee with Unisys. To receive an award, you will receive a notification from the Unisys stock plan administrator requesting your review and acceptance within thirty (30) days of the grant date.

In addition, subject to approval by the Board and the CHRC, you will also be considered to receive a $3,881,250 annual LTI target award in subsequent years starting in 2026 if long-term incentive compensation is granted by Unisys, subject to similar terms as referenced above.

You will continue to be eligible to participate in Unisys benefits programs generally available to executive officers of Unisys and at such benefit levels appropriate for the Chief Executive Officer in accordance with the terms and conditions of such programs as in effect from time to time.

You shall continue to be entitled to receive severance payments and benefits set forth in that certain letter agreement between Unisys and you, dated September 14, 2019 (the “Executive Severance Letter”), except that effective as of the Effective Date, if you are terminated by Unisys without “cause” or “good reason” (as such terms are defined in the Executive Severance Letter), you shall be entitled to receive (i) two (2) times the sum of your annual base salary and your annual target bonus, payable in substantially equal installments during the twenty-four (24) month period following the date of termination, and (ii) the applicable continuation coverage for any medical, dental and vision benefits as set forth in the Executive Severance Letter shall be provided for a period of twenty-four (24) months.

You shall continue to be entitled to receive change of control payments and benefits set forth in that certain employment agreement between Unisys and you, dated December 2, 2015 (the “Change of Control Agreement”), except that effective as of the Effective Date, if, following a change of control, the Company terminates your employment without “cause” or you terminate employment for “good reason” (each as defined in the Change of Control Agreement), you shall be entitled to receive termination benefits as follows: a pro-rated bonus for the year in which the termination occurs (based on the higher of your target bonus prior to the change of control, the highest annual bonus paid in the three years prior to the change of control or the bonus paid after the change of control (the “applicable bonus”), a lump sum payment equal to two and a half times the sum of (1) your annual base salary plus (2) the applicable bonus, outplacement services, continued health benefits for two years following the termination of employment and reimbursement therefore, and other benefits under the Company’s plans, including any rights in respect of equity awards.
Unisys is committed to maintaining its competitive position in the employment marketplace. However, it is agreed that neither this letter agreement, nor the maintenance of personnel policies, procedures and benefits, creates a contract of employment. You understand and agree that if you accept this offer, the employment relationship between you and Unisys is entirely voluntary and for no specific period. Therefore, you will remain free at all times to terminate your employment with or without cause or notice. Likewise, Unisys will remain at all times free to terminate the relationship at any time, with or without reason, cause or notice.

You understand and agree that this at will nature of employment is binding upon both you and Unisys and cannot be changed except by an express writing signed by both you and the Board. Unless otherwise set forth herein, the Executive Severance Letter, the Change in Control Agreement and any other agreement between Unisys and you (including, without limitation, any restrictive covenants) shall remain in full force and effect.

Mike, we look forward to you accepting this promotion. Please feel free to contact me at +1.980.428.1311.

Please send a copy of your signed offer documents to Ruchi.Kulhari@unisys.com.

Sincerely,

/s/ Ruchi Kulhari
Ruchi Kulhari
Chief Human Resources Officer

CC:    Lee D. Roberts
Nathaniel Davis
Kristen Prohl

If the conditions of this offer are acceptable to you, please sign the enclosed copy of this letter and attachments.

I have read and accepted the offer as outlined above:

Accepted: __________________________________     Date: December 5, 2024
        Michael M. Thomson                (Amended January 3, 2025)